Exhibit 3.1

Carlyle Gaming & Entertainment Ltd.

Standby Commitment Agreement

June 1, 2009

Carlyle Gaming & Entertainment Ltd.
501 Fifth Avenue
New York, NY 10017

Dear Sir:

The undersigned, INTERCAPITAL MANANGMENT(Canada) LTD, (referred to herein as the “Lender”) intending to be legally bound, hereby irrevocably agrees, that such Lender shall provide Carlyle Gaming & Entertainment Ltd., a Colorado corporation (the “Company”) with such funds as the Company’s Board of Directors shall deem to be sufficient to maintain the Company’s ordinary course of business operations (the “Commitment Amount”) pursuant to the terms and conditions set forth herein (this “Agreement”). The

Commitment Amount may be drawn by the Company, at its sole discretion (as determined by the action of the Board of Directors of the Company) at any time prior to December 31, 2013 in accordance with the Company’s business plan in effect as of the date hereof; provided, however, that the Commitment Amount shall be reduced by the aggregate cash proceeds received by the Company after the date hereof derived from the issuance of any equity securities and gross revenues.

Any and all draws against the Commitment Amount shall be made on terms set forth in the form of Note attached hereto as Annex A, with interest upon such Note as of the date of the draw set at prime rate plus two percent (2%) (the “Interest Rate”). Prime rate shall be determined on the date of issuance of each Note by reference to the published prime rate in the Wall Street Journal as of such date. The Company shall notify the Lender in writing not less than ten (10) business days prior to the date each advance upon the Commitment Amount is requested to be drawn upon. The Company shall notify the Lender in writing within two business days of the receipt of any funds that would reduce the Commitment Amount; provided that the Commitment Amount shall automatically be reduced whether or not the Company provides such notice.

The Notes shall mature and become repayable thirty (30) calendar days’ after demand of a Lender at any time following the earlier of (i) December 31, 2013or (ii) the date upon which the Company is in receipt of revenues or proceeds from the sales of equity securities, provided that in the case of this clause (ii) the repayment upon such Note shall only be due and payable only to the extent of actual revenues and/or proceeds of equity securities received by the Company. A separate Note shall be issued to the Lender in the respective amount of each loan to the Company under this Agreement. The Company shall give the Lender customary representations and warranties regarding the good standing of the Company and status of progress in respect of the Company business plan upon delivery to the Lender of each request for draw upon the Commitment Amount, and the Company shall provide certifications and covenants regarding use of proceeds of each such draw, which in all cases shall be in customary forms reasonably requested by the Lender as determined by reference to similar lenders making similar loans to similar companies. The Lender shall not be required to make any loans to the Company in respect of the Commitment Amount if the Company is unable to make such representations, warranties, certifications or covenants, or if the Company is in breach of any prior representations, warranties, certifications or covenants.

Standby Commitment Agreement

All notices, demands and other communications relating to this Agreement to be given or otherwise to be made to any party to this Agreement shall be deemed to be sufficient or contained in a written instrument if sent by messenger, faxed, sent via e-mail or mailed by registered or certified mail, or by a recognized national or international courier service, postage or charges prepaid, return receipt requested, to the addresses set forth on the signature page hereto (or to such other address, as may be specified by the Parties hereto from time to time), provided, however, any notice sent in electronic format shall not be deemed effective unless and until written or electronic acknowledgment of receipt is given by the receiving party to the transmitting party.

This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws, the Lender may assign any of its rights under this Agreement, but no such assignment shall relieve any Lender from its obligations hereunder. The Company may not assign any of its rights under this Agreement, except to a successor-in-interest to the Company, without the written consent of the Lender.

No failure or delay on the part of Company or the Lender in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such rights, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, or any consent to any departure by the Company or the Lender from the terms of this Agreement shall be effective only if it is made or given in writing and signed by all of the parties hereto.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. This Agreement together with the form of Note are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.

If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

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Standby Commitment Agreement

Each of the parties shall execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. Signatures on this Agreement delivered electronically by e-mail, scan or fax shall be considered delivery of original signatures for purposes of effectiveness of this Agreement to the same and full extent as an original thereof.

[Signature Page Follows]

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Standby Commitment Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized on the date first written above.

THE COMPANY:

CARLYLE GAMING & ENTERTAINMENT LTD.

By:	/s/ Sandy J. Masselli, Jr.
	Name:	Sandy J. Masselli, Jr.
	Title:	Chief Executive Officer
Address for Notices:
501 Fifth Avenue
New York, NY 10017

THE LENDER:

INTERCAPITAL MGTANAGEMENT (Canada) LTD.

By:	/s/ Sandy J. Masselli, Jr.
Name: Sandy J. Masselli, Jr.
Title: Chairman & CEO
1155 Rene-Levesque Blvd.
Montreal, Quebec H3B 2K4

Annex A

CARLYLE GAMING & ENTERTAINMENT LTD.

FORM OF PROMISSORY NOTE

U.S. $________	Dated: ________

1.	FOR VALUE RECEIVED, CARLYLE GAMING & ENTERTAINMENT LTD. a Colorado corporation (the “Borrower”), hereby promises to pay to the order of (“Lender”), at such time, place and in such manner as Lender may specify in writing, the principal amount of US dollars (US $ ) (the “Principal”) pursuant to the terms and conditions specified herein (this “Note”). The Borrower shall pay interest on the outstanding principal of this Note at the annual rate of prime rate as published in the Wall Street Journal as of the date hereof plus 2%, such sum and resulting interest being ___% (__ percent) per annum, as calculated based on a year of 365 days and actual days elapsed (the “Interest”).

2.	The Borrower hereby promises to pay to the order of the Lender the Principal and all Interest due thereon within thirty calendar (30) days upon delivery to the Borrower of written demand by the Lender (the “Due Date”), at such place and in such manner as Lender may specify in writing, provided, however, demand for repayment shall not be made by the Lender until the earlier of (i) December 31, 2011 or (ii) the date upon which the Borrower is in receipt of revenues from sales of products or services or sales of equity securities.

3.	Any and all fees, costs, expenses and disbursements charged by financial institutions with respect to wire transfer or other transmittal charges incurred in connection with delivery of the Principal from the Lender to the Borrower shall be deemed to have been received by the Borrower from the Lender and all such amounts shall be included in the calculation of Principal hereunder.

4.	This Note shall not be transferable by Borrower and the Borrower may not assign, transfer or sell all or a portion of its rights and interests to and under this Note to any persons and any such purported transfer shall be void ab initio. The Lender may transfer and assign this Note at its sole discretion.

5.	The failure at any time of the Lender to exercise any of its options or any other rights hereunder shall not constitute a waiver thereof, nor shall it be a bar to the exercise of any of its options or rights at a later date. All rights and remedies of the Lender shall be cumulative and may be pursued singly, successively or together, at the option of the Lender. The acceptance by the Lender of any partial payment shall not constitute a waiver of any default or of any of the Lender's rights under this Note. No waiver of any of its rights hereunder, and no modification or amendment of this Note, shall be deemed to be made by the Lender unless the same shall be in writing, duly signed on behalf of the Lender; and each such waiver shall apply only with respect to the specific instance involved, and shall in no way impair the rights of the Lender in any other respect at any other time.

CARLYLE GAMING & ENTERTAINMENT	Promissory Note
LTD.

6.	Any term or condition of this Note may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition.

7.	The Borrower represents and warrants that this Note is the valid and binding obligation of the Borrower, fully enforceable in accordance with its terms. The execution and delivery by the Borrower of this Note, the performance by the Borrower of its obligations hereunder and the consummation of the transactions contemplated hereby and thereby does not and will not: (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Borrower’s charter instruments; (b) conflict with or result in a violation or breach of any term or provision of any law or order applicable to the Borrower or any of its assets and properties; or (c) (i) conflict with or result in a violation or breach of, or (ii) result in or give to any person any rights or create any additional or increased liability of the Borrower under or create or impose any lien upon, the Borrower or any of its assets and properties under, any contract or permit to which the Borrower is a party or by which its assets and properties are bound.

8.	If any provision of this Note is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Note will not be materially and adversely affected thereby, (i) such provision will be fully severable; (ii) this Note will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (iii) the remaining provisions of this Note will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from; and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Note a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

9.	Any notice, authorization, request or demand required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given two days after it is sent by an internationally recognized delivery service to the address of record of the Lender or the Borrower, respectively. Any party may change its address for such communications by giving notice thereof to the other parties in conformity with this Section.

10.	Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled exclusively by binding arbitration in New York, New York pursuant to the rules of an arbitral forum mutually agreed upon by the parties hereto. In the event that an arbitral forum is not agreed upon after delivery of notice by the initiating party, such arbitration and forty-five days after confirmed receipt of such notice by the other party, then any court having competent jurisdiction over the Company shall have full power and authority to appoint an arbitrator in New York, New York, who shall be a solicitor with not less than ten years corporate law experience. The fees and costs of such arbitration shall be paid by the non-prevailing party. If reference to law is required for any reason, this Note shall be deemed to be governed by and construed under the laws of the State of New Jersey.

A-2

CARLYLE GAMING & ENTERTAINMENT	Promissory Note
LTD.

11.	A default shall exist on this Note if any of the following occurs and is continuing: (i) Failure to pay Principal and any accrued Interest on the Note on or before the Due Date; (ii) Failure by the Borrower to perform or observe any other covenant or agreement of the Borrower contained in this Note; (iii) A custodian, receiver, liquidator or trustee of the Borrower, or any other person acting under actual or purported force of law takes ownership, possession or title to Borrower property; (iv) any of the property of the Borrower is sequestered by court order; (v) a petition or other proceeding, voluntary or otherwise is filed by or against the Borrower under any bankruptcy, reorganization, arrangement, insolvency, readjustment of indebtedness, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect; or (vi) the Borrower makes an assignment for the benefit of its creditors, or generally fails to pay its obligations as they become due, or consents to the appointment of or taking possession by a custodian, receiver, liquidator or trustee of the Borrower or all or any part of its property. Upon any such default, the Borrower shall immediately notify the Lender, and upon notice to the Borrower, the Lender may declare the Principal of the Note, plus accrued Interest, to be immediately due and payable, upon which such Principal and accrued Interest shall become due and payable immediately. Interest upon default shall thereafter accrue at the rate of fifteen percent (15%) per annum, calculated based on a year of 365 days and actual days elapsed from the date of such default.

12.	The Borrower, any endorser, or guarantor hereof or in the future (individually an “Obligor” and collectively “Obligors”) and each of them jointly and severally: (a) waive presentment, demand, protest, notice of demand, notice of intent to accelerate, notice of acceleration of maturity, notice of protest, notice of nonpayment, notice of dishonor, and any other notice required to be given under the law to any Obligor in connection with the delivery, acceptance, performance, default or enforcement of this Note, any endorsement or guaranty of this Note, any pledge, security, guaranty or other documents executed in connection with this Note; (b) consent to all delays, extensions, renewals or other modifications of this Note, or waivers of any term hereof or thereof, or release or discharge by the Lender of any of Obligors, or release, substitution or exchange of any security for the payment hereof, or the failure to act on the part of the Lender or any indulgence shown by the Lender (without notice to or further assent from any of Obligors), and agree that no such action, failure to act or failure to exercise any right or remedy by the Lender shall in any way affect or impair the Obligations (as hereinafter defined) of any Obligors or be construed as a waiver by the Lender of, or otherwise affect, any of the Lender's rights under this Note, under any endorsement or guaranty of this Note; (c) if the Borrower fails to fulfill its obligations hereunder when due, agrees to pay, on demand, all costs and expenses of enforcement of collection of this Note or of any endorsement or guaranty hereof and/or the enforcement of the Lender's rights with respect to, or the administration, supervision, preservation, protection of, or realization upon, any property securing payment hereof, including, without limitation, all attorney's fees, costs, expenses and disbursements, including, without further limitation, any and all fees related to any legal proceeding, suit, mediation arbitration, out of court payment agreement, trial, appeal, bankruptcy proceedings or any other actions of any nature whatsoever required on the part of Lender or Lender’s representatives to enforce this Note and the rights hereunder; and (d) waive the right to interpose any defense, set-off or counterclaim of any nature or description.

A-3

CARLYLE GAMING & ENTERTAINMENT	Promissory Note
LTD.

13.	The Borrower will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Borrower, but will at all times in good faith assist in the carrying out of all the provisions of this Agreement and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Lender of this Note against impairment. This Note shall be enforceable against all successors and assigns of Borrower. Borrower hereby covenants that all of its subsidiaries and affiliates shall jointly and severally perform this Agreement to the same and full extent on behalf of Borrower if Borrower is unable to perform.

14.	This Note and all matters related hereto shall be governed, construed and enforced under the laws of the State of New York, without regard to conflict of law principles of any jurisdiction to the contrary.

15.	This Note supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

16.	If the Lender loses this Note, the Borrower shall issue an identical replacement note to the Lender upon the Lender's delivery to the Borrower of a customary agreement to indemnify the Borrower reasonably satisfactory to the Borrower for any losses resulting from issuance of the replacement note.

17.	The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Note, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Note, except as expressly provided in this Note.

IN WITNESS WHEREOF, the Borrower has caused this Note to be dated, executed and issued on its behalf, by its duly appointed and authorized officer, as of the ____ day of ________, 20____.

CARLYLE GAMING & ENTERTAINMENT LTD.
By:
Name:
Title: